Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Argo Group International Holdings, Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,073,880,030.00(1),(2),(3)	0.00011020	$118,341.58(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,073,880,030.00
Total Fees Due for Filing			$118,341.58
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$118,341.58

Table 2: Fee Offset Claims and Sources

Not Applicable

(1)	Title of each class of securities to which transaction applies: Argo Group International Holdings, Ltd. (“Argo Group”) common shares, par value $1.00 per share (the “common shares”).

(2)	Aggregate number of securities to which transaction applies: The number of common shares to which this transaction applies (which excludes common shares held in treasury by Argo Group) is estimated, as of February 17, 2023, to be 35,796,001, which consists of (a) 35,482,586 common shares issued and outstanding, including 389,320 restricted shares subject to time or performance vesting conditions, (b) 0 common shares issuable pursuant to outstanding share appreciation rights with exercise prices below $30.00 (the “per share merger consideration” and (c) 313,415 common shares reserved for issuance under Argo Group’s employee share purchase plans in the United States and United Kingdom.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 35,482,586 common shares, including 389,320 restricted shares subject to time or performance vesting conditions, and the per share merger consideration, (b) the product of (i) 0 common shares issuable pursuant to outstanding share appreciation rights with exercise prices below $30.00 and (ii) the difference between the per share merger consideration and the exercise price of such share appreciation rights of $43.80 and (c) the product of 313,415 common shares reserved for issuance under Argo Group’s employee share purchase plans in the United States and United Kingdom and the per share merger consideration.

(4)	The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value by 0.00011020.